Exhibit 99.1

News Release For Immediate Release http://www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Scott McCarty 303-460-2103, smccarty@ball.com

Ball Reports Improved 2011 Results, Expects
Further Growth in 2012

Highlights
●	Full-year comparable earnings per diluted share from continuing operations of $2.73, vs. $2.36 in 2010, an increase of more than 15 percent
●	Ball generated $505 million in free cash flow in 2011, after growth capital of approximately $250 million
●	The company returned more than $500 million in value to shareholders in 2011 in the form of share repurchases ($474 million) and dividends ($46 million)
●	Fourth quarter comparable earnings per diluted share from continuing operations of 48 cents, vs. 53 cents in 2010, which included a tax benefit of 7 cents per diluted share

BROOMFIELD, Colo., Jan. 26, 2012—Ball Corporation [NYSE: BLL] today reported full-year 2011 net earnings attributable to the company of $444.0 million, or $2.63 per diluted share, on sales of $8.6 billion, compared to $468.0 million, or $2.55 per diluted share, on sales of $7.6 billion in 2010. On a comparable basis, Ball’s full-year 2011 results were net earnings of $459.6 million, or $2.73 per diluted share, compared to $433.0 million, or $2.36 per diluted share, in 2010 which included a fourth quarter tax benefit of 7 cents per diluted share.
“Ball Corporation’s 2011 full-year comparable earnings per share increased more than 15 percent compared to 2010, in an economic environment that remains challenging across much of the world,” said John A. Hayes, president and chief executive officer. “Our improved 2011 performance was the result of maximizing value in our existing businesses, expanding into new products and capabilities, broadening our geographic reach, aligning ourselves with the right customers and markets and leveraging our technological expertise – all key strategies in our Drive for 10 vision to achieve continued long-term growth.”
Fourth quarter 2011 net earnings attributable to Ball Corporation were $77.5 million, or 47 cents per diluted share, on sales of $2.1 billion, compared to $92.2 million, or 52 cents per diluted share, on sales of $2.0 billion, in the fourth quarter of 2010. On a comparable basis, Ball’s fourth quarter results were net earnings of $78.1 million, or 48 cents per diluted share, compared to $94.4 million, or 53 cents

Ball Corporation ● 10 Longs Peak Drive ● P.O. Box 5000 ● Broomfield, CO 80021 ● www.ball.com	Page 1

per diluted share in the fourth quarter of 2010 including a tax benefit of 7 cents per diluted share. Weaker 12-ounce beverage can volumes in North America and Europe and six fewer accounting days dampened fourth quarter results and were partially offset by strong operating performance and continued growth in specialty packaging.
Details of comparable segment earnings for the full year and the fourth quarter can be found in the notes to the unaudited consolidated financial statements that accompany this news release.

Metal Beverage Packaging, Americas & Asia

Metal beverage packaging, Americas and Asia, comparable segment operating earnings were $481.7 million for full-year 2011 on sales of $4.4 billion, compared to $418.3 million in 2010 on sales of $3.8 billion. For the fourth quarter, comparable earnings were $119.9 million on sales of $1.1 billion, compared to $117.0 million on sales of $1.0 billion in 2010.
Ball successfully started up a new Alumi-Tek® line during the quarter in the company’s Golden, Colo., plant to meet growing demand for the popular reclosable aluminum bottle, and reduced 12-ounce beverage can capacity in its Columbus, Ohio, plant to manage inventories and better align Ball’s manufacturing output with market demand. The previously announced closure of the company’s Torrance, Calif., plant was completed as scheduled and equipment from the plant was relocated to other facilities worldwide. Also during the fourth quarter, Ball acquired its partners’ 60 percent interests in a former joint venture metal beverage can plant in Qingdao, China. The company is building a new, expanded plant in Qingdao to meet increasing market demand in this fast growing region. Ball’s joint venture beverage can plants in Alagoinhas, Brazil, and Ho Chi Minh City, Vietnam, are on schedule to start up by the end of the first quarter to meet continued strong customer demand.

Metal Beverage Packaging, Europe

Metal beverage packaging, Europe, comparable segment results in 2011 were operating earnings of $243.7 million on sales of $2.0 billion, compared to $213.5 million on sales of $1.7 billion in 2010. For the fourth quarter, comparable operating earnings in 2011 were $41.0 million on sales of $451.0 million, compared to $42.3 million on sales of $408.5 million in the fourth quarter of 2010.
During the fourth quarter, continued soft beverage can volumes were partially offset by strong demand for extruded aluminum packaging. Ball will relocate the company’s European headquarters from Germany to Switzerland during 2012 to centralize administrative functions and align more closely with customers.

Ball Corporation● 10 Longs Peak Drive ● P.O. Box 5000 ● Broomfield, CO 80021 ● www.ball.com	Page 2

Metal Food & Household Products Packaging, Americas

Metal food and household products packaging, Americas, comparable segment results for 2011 were operating earnings of $133.7 million on sales of $1.4 billion, compared to $129.1 million in 2010 on sales of $1.4 billion. For the fourth quarter of 2011, comparable segment results were operating earnings of $13.1 million on sales of $322.8 million, compared to $24.6 million on sales of $352.6 million in the same period of 2010.
Fourth quarter results were lower due to weaker volumes after a poor vegetable pack in the fall, increased plant curtailments late in the year to reduce inventory and the absence of customer prebuys compared to the fourth quarter of 2010. On a full-year basis the segment results improved due primarily to increased operating efficiencies and continued emphasis on lean manufacturing practices.

Aerospace and Technologies

Aerospace and technologies comparable segment results were operating earnings of $79.6 million on sales of $784.6 million in 2011, compared to $69.8 million on sales of $713.7 million in 2010. For the fourth quarter, earnings were $18.0 million on sales of $185.1 million, compared to $19.3 million on sales of $200.6 million in the quarter in 2010. Contracted backlog at the close of the year was $897 million.
NASA’s NPP satellite, built by Ball Aerospace, launched successfully on Oct. 28. The satellite’s five science instruments will make critical measurements to provide long-term climate projections and data to improve short-term weather forecasts. Two of the instruments have already successfully acquired initial measurements from the satellite’s orbit 512 miles above the Earth’s surface. Also during the quarter, Ball Aerospace was awarded contracts to develop and integrate enhanced operational capabilities for the U.S. Air Force Distributed Common Ground System, providing new capabilities for the intelligence community.

Outlook

Ball announced yesterday a nearly 43 percent increase in the company’s quarterly cash dividend, payable March 15 to shareholders of record on March 1, and increased its share repurchase authorization enabling the company to repurchase up to a total of 30 million shares of its common stock.
“The dividend increase and share authorization reflect the company’s expectations of continued strong free cash flow generation and earnings performance in 2012,” said Scott C. Morrison, senior vice president and chief financial officer. “During 2011 our operations generated more than $500 million in free cash flow after capital expenditures of nearly $444 million, of which in excess of $250 million was

Ball Corporation● 10 Longs Peak Drive ● P.O. Box 5000 ● Broomfield, CO 80021 ● www.ball.com	Page 3

for investments in growth opportunities. While some capital projects carried over into 2012, we still expect to generate free cash flow in the range of $450 million this year, the majority of which will be used to repurchase stock.”
“Our Drive for 10 vision focuses on continuing Ball’s strong performance over the next decade, and the momentum we built in 2011 provides us with a strong start toward that goal,” Hayes said. “We expect investments made in growth projects in 2011 to benefit 2012 results as those projects come on line, and our Drive for 10 actions will play a key role in helping Ball achieve our goal of 10 to 15 percent earnings per share growth in 2012 and beyond.”
Ball Corporation is a supplier of high quality packaging for beverage, food and household products customers, and of aerospace and other technologies and services, primarily for the U.S. government. Ball Corporation and its subsidiaries employ more than 14,500 people worldwide and reported 2011 sales of more than $8.6 billion. For the latest Ball news and for other company information, please visit http://www.ball.com.

Conference Call Details
Ball Corporation will hold its regular quarterly conference call on the company’s results and performance today at 7:30 a.m. Mountain time (9:30 a.m. Eastern). The North American toll-free number for the call is 800-704-5375. International callers should dial 303-223-2683. Please use the following URL for a webcast of the live call: http://edge.media-server.com/m/p/e9dty694/lan/en.
For those unable to listen to the live call, a taped replay will be available at 9:30 a.m. Mountain Time on Jan. 26, 2012, until 9:30 a.m. MT on Feb. 2, 2012. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21564918.
A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s website at www.ball.com in the investors section under “presentations.”

Forward-Looking Statements
This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99.2 in our Form 10-K, which are available on our website and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in product demand and preferences; availability and cost of raw materials; competitive packaging availability, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve anticipated productivity improvements or production cost reductions; mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; political instability and sanctions; and changes in foreign exchange rates or tax rates. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: accounting changes; changes in senior management; the recent global recession and its effects on liquidity, credit risk, asset values and the economy; successful or unsuccessful acquisitions; regulatory action or laws including tax, environmental, health and workplace safety, including U.S. FDA and other actions affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company’s defined benefit retirement plans; pension changes; uncertainties surrounding the U.S. government budget and debt limit; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.

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Ball Corporation● 10 Longs Peak Drive ● P.O. Box 5000 ● Broomfield, CO 80021 ● www.ball.com	Page 4

Condensed Financials (Fourth Quarter 2011)

Unaudited Condensed Consolidated Statements of Earnings

	Three months ended		Year ended
	December 31,		December 31,
($ in millions, except per share amounts)	2011	2010	2011	2010

Net sales	$2,051.7	$1,995.2	$8,630.9	$7,630.0

Cost of sales (excluding depreciation and amortization)	(1,702.8)	(1,639.4)	(7,081.2)	(6,254.1)
Depreciation and amortization	(78.9)	(73.3)	(301.1)	(265.5)
Selling, general and administrative	(99.2)	(106.9)	(381.4)	(356.8)
Business consolidation and other activities	(10.6)	1.2	(30.3)	11.0
	(1,891.5)	(1,818.4)	(7,794.0)	(6,865.4)

Earnings before interest and taxes	160.2	176.8	836.9	764.6

Interest expense	(42.4)	(42.7)	(177.1)	(149.4)
Debt refinancing costs	–	(0.7)	–	(8.8)
Total interest expense	(42.4)	(43.4)	(177.1)	(158.2)
Earnings before taxes	117.8	133.4	659.8	606.4
Tax provision	(41.1)	(33.6)	(201.3)	(175.8)
Equity in results of affiliates, net of tax	8.2	(0.5)	10.1	118.0

Net earnings from continuing operations	84.9	99.3	468.6	548.6

Discontinued operations, net of tax	0.6	(1.5)	(2.3)	(74.9)

Net earnings	85.5	97.8	466.3	473.7

Less net earnings attributable to noncontrolling interests	(8.0)	(5.6)	(22.3)	(5.7)

Net earnings attributable to Ball Corporation	$77.5	$92.2	$444.0	$468.0

Earnings per share attributable to Ball Corporation:
Basic–continuing operations	$0.48	$0.54	$2.70	$3.00
Basic–discontinued operations	–	(0.01)	(0.01)	(0.41)
Total basic earnings per share	$0.48	$0.53	$2.69	$2.59

Diluted–continuing operations	$0.47	$0.53	$2.64	$2.96
Diluted–discontinued operations	–	(0.01)	(0.01)	(0.41)
Total diluted earnings per share	$0.47	$0.52	$2.63	$2.55

Weighted average shares outstanding (000s):
Basic	160,681	174,018	165,275	180,746
Diluted	163,909	177,360	168,590	183,538

Condensed Financials (Fourth Quarter 2011)

Unaudited Condensed Consolidated Statements of Cash Flows

	Year ended
	December 31,
($ in millions)	2011	2010
Cash Flows From Operating Activities:

Net earnings	$466.3	$473.7
Discontinued operations, net of tax	2.3	74.9
Depreciation and amortization	301.1	265.5
Gains and equity earnings related to acquisitions	(10.1)	(118.0)
Taxes	53.2	25.5
Other, net	93.7	65.2
Changes in working capital	50.2	(286.5)

Cash provided by (used in) continuing operating activities	956.7	500.3
Cash provided by (used in) discontinued operating activities	(8.3)	14.9

	948.4	515.2

Cash Flows From Investing Activities:

Additions to property, plant and equipment	(443.8)	(250.2)
Business acquisitions, net of cash acquired	(295.2)	(62.0)
Acquisitions of equity affiliates, net of cash acquired	–	(63.8)
Proceeds from sale of business	–	261.5
Other, net	1.0	13.5

Cash provided by (used in) continuing investing activities	(738.0)	(101.0)
Cash provided by (used in) discontinued investing activities	–	(9.2)
	(738.0)	(110.2)

Cash Flows From Financing Activities:

Changes in borrowings, net	306.8	101.8
Purchases of common stock, net of issuances	(473.9)	(506.7)
Common dividends	(45.7)	(35.8)
Other, net	(4.0)	(18.9)

Cash provided by (used in) financing activities	(216.8)	(459.6)

Effect of exchange rate changes on cash	20.2	(4.0)

Change in cash	13.8	(58.6)
Cash–beginning of period	152.0	210.6
Cash–end of period	$165.8	$152.0

Condensed Financials (Fourth Quarter 2011)

Unaudited Condensed Consolidated Balance Sheets

	As of December 31,
($ in millions)	2011	2010

Assets

Cash and cash equivalents	$165.8	$152.0
Receivables, net	910.4	849.7
Inventories, net	1,072.5	1,083.9
Deferred taxes and other current assets	173.2	220.1
Total current assets	2,321.9	2,305.7

Property, plant and equipment, net	2,265.4	2,048.2
Goodwill	2,247.1	2,105.3
Other assets, net	450.2	468.5

Total assets	$7,284.6	$6,927.7

Liabilities and Shareholders’ Equity

Current liabilities

Short-term debt and current portion of long-term debt	$447.4	$110.7
Payables and accrued liabilities	1,408.7	1,272.6

Total current liabilities	1,856.1	1,383.3

Long-term debt	2,696.7	2,701.6
Other long-term liabilities	1,353.8	1,184.7
Shareholders’ equity	1,378.0	1,658.1

Total liabilities and shareholders’ equity	$7,284.6	$6,927.7

Notes to Condensed Financials (Fourth Quarter 2011)

1. Business Segment Information

	Three months ended		Year ended
	December 31,		December 31,
($ in millions)	2011	2010	2011	2010
Sales–
Metal beverage packaging, Americas & Asia	$1,094.0	$1,035.4	$4,415.8	$3,850.4
Metal beverage packaging, Europe	451.0	408.5	2,017.6	1,699.1
Metal food & household packaging, Americas	322.8	352.6	1,426.4	1,370.1
Aerospace & technologies	185.1	200.6	784.6	713.7
Corporate and intercompany eliminations	(1.2)	(1.9)	(13.5)	(3.3)
Net sales	$2,051.7	$1,995.2	$8,630.9	$7,630.0

Earnings before interest and taxes–

Metal beverage packaging, Americas & Asia	$119.9	$117.0	$481.7	$418.3
Business consolidation and other activities	3.8	(0.4)	(11.0)	–
Total metal beverage packaging, Americas & Asia	123.7	116.6	470.7	418.3

Metal beverage packaging, Europe	41.0	42.3	243.7	213.5
Business consolidation and other activities	(11.2)	(3.2)	(14.1)	(3.2)
Total metal beverage packaging, Europe	29.8	39.1	229.6	210.3

Metal food & household packaging, Americas	13.1	24.6	133.7	129.1
Business consolidation and other activities	(0.5)	5.1	(1.9)	18.3
Total metal food & household packaging, Americas	12.6	29.7	131.8	147.4

Aerospace & technologies	18.0	19.3	79.6	69.8

Segment earnings before interest and taxes	184.1	204.7	911.7	845.8

Undistributed corporate expenses and intercompany eliminations, net	(21.2)	(27.6)	(71.5)	(77.1)
Business consolidation and other activities	(2.7)	(0.3)	(3.3)	(4.1)
Total undistributed corporate expenses, net	(23.9)	(27.9)	(74.8)	(81.2)

Earnings before interest and taxes	160.2	176.8	836.9	764.6

Interest expense	(42.4)	(43.4)	(177.1)	(158.2)
Tax provision	(41.1)	(33.6)	(201.3)	(175.8)

Equity in results of affiliates	(1.0)	(0.5)	0.9	12.1

Gains and equity earnings related to acquisitions	9.2	–	9.2	105.9
Total equity in results of affiliates	8.2	(0.5)	10.1	118.0

Net earnings from continuing operations	$84.9	$99.3	$468.6	$548.6

Notes to Condensed Financials (Fourth Quarter 2011)

2. Significant Business Consolidation Activities and Other Noncomparable Items

2011

During the fourth quarter, the company recorded charges of $9.6 million ($9.6 million after tax) for the write down of the Lublin, Poland, facility to net realizable value, as well as charges of $4.1 million ($2.6 million after tax) incurred in connection with the planned relocation of the company’s European headquarters from Germany to Switzerland in 2012. Also during the fourth quarter, Ball recorded a net gain of $6.8 million ($4.2 million after tax) for the sale of tangible assets from the Torrance, California, facility less costs of closing the facility (see discussion below). Additional charges included $3.0 million ($1.8 million after tax) related to capacity reduction at the Columbus, Ohio, metal beverage plant and costs associated with previously closed facilities.

In October 2011, Ball acquired its partners’ interests in a former joint venture metal beverage can plant in Qingdao, PRC. As a result of the required purchase accounting, the company recorded a gain in equity in results of affiliates of $9.2 million, related to the previously held interest in the joint venture.

In January 2011, Ball announced plans to close its Torrance, California, beverage can manufacturing plant; relocate a 12-ounce can line from the Torrance plant to its Whitby, Ontario, plant; and expand specialty can production in its Fort Worth, Texas, plant. The company recorded charges of $14.2 million ($8.6 million after tax) during the first nine months of 2011, respectively, in connection with these activities. Additionally, in September 2011, the company recorded a charge of $1.4 million ($0.9 million after tax) in connection with the discontinued production of certain products.

Also in January 2011, the company acquired Aerocan S.A.S. for €221.7 million ($295.2 million) in cash and assumed debt. Aerocan is a leading European manufacturer of extruded aerosol containers and the aluminum slugs used to make them. During 2011, the company recorded transaction costs of $2.9 million ($1.9 million after tax) related to the acquisition.

2010

In August 2010, the company paid $46.2 million to acquire an additional 10.1 percent economic interest in its Brazilian beverage packaging joint venture, Latapack-Ball Embalagens Ltda. (Latapack-Ball), through a transaction with the joint venture partner Latapack S.A., which increased the company’s economic interest in the joint venture to 60.1 percent and resulted in Ball consolidating the joint venture. In the consolidation of Latapack-Ball, the company recognized a gain of $81.8 million in equity in results of affiliates, related to the previously held equity investment in Latapack-Ball.

Also in August 2010, the company completed the sale of its plastic packaging, Americas, business to Amcor Limited and received proceeds of $258.7 million, after customary closing adjustments. The sale of Ball’s plastic packaging business included five U.S. plants that manufacture polyethylene terephthalate (PET) bottles and preforms and polypropylene bottles, as well as associated customer contracts and other related assets. In connection with the sale, the company reported discontinued operations as detailed in the following table.

	Three months ended		Year ended
	December 31,		December 31,
($ in millions)	2011	2010	2011	2010

Net sales	$–	$–	$–	$318.5

Earnings from operations	$–	$0.2	$–	$3.5
Gain (loss) on sale of business	–	(1.3)	(0.8)	8.6
Impairment loss	–	–	–	(107.1)
Business consolidation and other activities	1.0	(0.3)	(3.0)	(10.4)
Tax benefit (provision)	(0.4)	(0.1)	1.5	30.5
Discontinued operations, net of tax	$0.6	$(1.5)	$(2.3)	$(74.9)

Notes to Condensed Financials (Fourth Quarter 2011)

2. Significant Business Consolidation Activities and Other Noncomparable Items (cont’d)

Income of $5.0 million ($3.0 million after tax) were recorded in the fourth quarter of 2010 for the gain on sale (net of estimated lease exit costs) and the subsequent leaseback of Ball’s Richmond, British Columbia, facility. Also included in the fourth quarter was a charge of $2.6 million ($2.6 million after tax) to write off capitalized installation costs associated with the decision not to complete a plant in Lublin, Poland; a charge of $0.6 million ($0.4 million after tax) for transaction costs incurred for the announced first quarter 2011 acquisition of Aerocan S.A.S. in Europe and $0.6 million ($0.3 million after tax) for individually insignificant items.

In the third quarter, earnings of $17.8 million ($14.5 million after tax) were recorded due to the reversal of a pension settlement liability. The earnings were offset by a charge of $4.6 million ($2.8 million after tax) for the closure of a plant in Canada. The third quarter of 2010 also included other individually insignificant costs of $1.6 million ($1.0 million after tax).

In June 2010, the company acquired the remaining 65 percent interest in a joint venture metal beverage can and end plant in Sanshui, PRC, for $86.9 million in cash (net of cash acquired) and assumed debt. As a result of the required purchase accounting, the company recorded a gain in equity in results of affiliates of $24.1 million, related to the previously held interest in the joint venture.

The second quarter of 2010 included a charge of $3.1 million ($1.9 million after tax) to establish a reserve associated with an environmental matter at a previously owned facility. Additionally, in April 2010, Ball redeemed senior notes due December 2012, which resulted in a charge of $8.1 million ($4.9 million after tax) for the related call premium and write off of unamortized financing costs and unamortized premiums. In December 2010, the company refinanced its senior credit facilities and recorded a charge of $0.7 million ($0.4 million after tax) for the write off of unamortized financing costs.

A summary of the effects of the above transactions on after-tax earnings is as follows:

	Three months ended		Year ended
	December 31,		December 31,
($ in millions, except per share amounts)	2011	2010	2011	2010

Net earnings attributable to Ball Corporation, as reported	$77.5	$92.2	$444.0	$468.0
Discontinued operations, net of tax	(0.6)	1.5	2.3	74.9
Business consolidation and other activities, net of tax	10.4	0.3	22.5	(9.3)
Gain and equity earnings related to acquisitions, net of tax	(9.2)	–	(9.2)	(105.9)
Debt refinancing costs, net of tax	–	0.4	–	5.3

Net earnings attributable to Ball Corporation before above transactions (Comparable Earnings)	$78.1	$94.4	$459.6	$433.0

Per diluted share before above transactions (Comparable Earnings Per Share)	$0.48	$0.53	$2.73	$2.36

A summary of the effects of the above transactions before interest and taxes follows:

	Three months ended		Year ended
	December 31,		December 31,
($ in millions)	2011	2010	2011	2010

Earnings before interest and taxes, as reported	$160.2	$176.8	$836.9	$764.6
Business consolidation and other activities	10.6	(1.2)	30.3	(11.0)
EBIT before above transactions (Comparable EBIT)	$170.8	$175.6	$867.2	$753.6

Ball’s management segregates the above comparable items to evaluate the performance of the company’s continuing operations. The information is presented on a non-U.S. GAAP basis and should be considered in connection with the unaudited condensed consolidated statements of earnings. Non-U.S. GAAP measures should not be considered in isolation.